Exhibit 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made as of June 16, 2026, by and among the undersigned holders (each, a “Holder” and, together, the “Holders”) and Olenox Industries Inc., a Delaware Corporation (the “Company”).

WHEREAS, as of the date hereof, the Holders collectively own all of the Series D Preferred Stock (the “Existing Preferred”) of the Company.

WHEREAS, the Holders desire to surrender the Existing Preferred in exchange for an equal number of shares of Series E Preferred Stock (the “New Preferred”) of the Company;

WHEREAS, the Company desires to accept the surrender of the Existing Preferred in exchange for the issuance of the New Preferred in accordance with the terms of this Agreement.

ACCORDINGLY, the parties agree as follows:

1. Exchange. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Holder hereby surrenders to the Company all of the Holder's right, title and interest in and to the Existing Preferred identified on Schedule I; and in exchange for the foregoing, the Company hereby issues to each Holder an equal number of shares of New Preferred (the “Exchange”). For avoidance of doubt, the ratio of the Exchange shall be one (1) share of New Preferred for each one (1) share of Existing Preferred surrendered.

2. Cancellation of Existing Preferred. Immediately following the Exchange, every share of Existing Preferred exchanged hereunder shall be deemed cancelled and retired and shall no longer be outstanding.

3. Terms of New Preferred. The New Preferred shall have the rights, preferences and privileges set forth in the Certificate of Designation attached as Exhibit A. Each Holder acknowledges that the New Preferred contains certain limitations on conversion and issuance designed to comply with Nasdaq Listing Rule 5635, including an Exchange Cap that limits issuances prior to stockholder approval.

4. No Cash Consideration. The parties acknowledge that no cash consideration is being paid in connection with the Exchange.

5. Representations and Warranties of Holders. Each Holder represents and warrants to the Company that: (a) it is the lawful owner of the Existing Preferred; (b) it has authority to enter into this Agreement; (c) the Existing Preferred is being exchanged for investment purposes and not with a view toward distribution in violation of applicable securities laws.

6. Representations and Warranties of Company. The Company represents and warrants to each Holder that: (a) it is duly incorporated and in good standing under Delaware law; (b) the issuance of the New Preferred has been duly authorized; (c) the execution and delivery of this Agreement have been duly authorized.

7. Release. Each party hereby releases the other from any claims arising solely out of the rights represented by the Existing Preferred, provided that nothing herein shall release any claim arising from a breach of this Agreement or that certain Membership Interest Purchase Agreement, dated as of May 26, 2026, by and between the Company, CS Digital Ventures LLC, and the other parties thereto.

8. Miscellaneous.

(a) Amendments and Waivers. No modification, amendment or waiver of any provision hereof shall be effective against either party hereto unless such modification, amendment or waiver is approved in writing by such party. The failure of any party to enforce any provision of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement or any agreement referred to herein in accordance with each of their respective terms.

(b) Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of such parties.

(c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(d) Descriptive Heading. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(e) Governing Law. All issues concerning the enforceability, validity and binding effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(f) Facsimile and Electronic Delivery. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation or enforceability of a contract.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first written above.

HOLDERS:

/s/ Bernardo Schucman
Bernardo Schucman, an individual

/s/ Shanti Cillio
Shanti Cillio, an individual

/s/ Gustavo Caldeira de Andrada
Gustavo Caldeira de Andrada, an individual

/s/ Roberto Santacroce Martins
Roberto Santacroce Martins, an individual

/s/ Luis Federico Sader Pereira
Luis Federico Sader Pereira, an individual

/s/ Francesca Forcella
Francesca Forcella, an individual

/s/ Buckman, Buckman & Reid
Buckman, Buckman & Reid

By:	/s/ Thomas P. Buckman
Name:	Thomas P. Buckman
Title:	Authorized Signatory

COMPANY:

Olenox Industries Inc.

By:	/s/ Michael McLaren
Name:	Michael McLaren
Title:	Chief Executive Officer

SCHEDULE I

HOLDERS

●	Bernardo Schucman:	28,000 shares

●	Shanti Cillo:	80,220 shares

●	Luis Federico Safer Pereira:	5,600 shares

●	Gustavo Caldira de Andrada:	5,600 shares

●	Roberto Santacroce Martins:	5,600 shares

●	Francesca Forcella:	7,980 shares

●	Buckman, Buckman & Reid:	7,000 shares

EXHIBIT A

CERTIFICATE OF DESIGNATION

[attached]